EXHIBIT 99.1

Contact: AMDL, Inc.
Gary L. Dreher
President & CEO
(714) 505-4460
For Immediate Release

AMDL Reports Disappointing Sales From Asian Distributor

TUSTIN, Calif., Dec. 14. AMDL, Inc. ADL, developer and marketer of tests for the early detection of cancer and other serious diseases, announced today that Chinese Universal Technologies Co., Ltd., AMDL’s distributor of DR-70® kits in ten countries in Asia, has failed to meet the minimum purchase requirement of 10,000 kits during the initial year of its Exclusive Distribution Agreement. Chinese Universal purchased less than 400 kits during the year. Accordingly, AMDL is exercising its right to terminate the agreement, but will allow Chinese Universal to continue to act as a distributor on a non-exclusive basis while AMDL pursues other distribution options.

Gary Dreher, President, commented, “We regret this action, but AMDL is counting on significant sales and productive marketing efforts in Asia in order to realize its sales goals in 2002 and beyond.”

About AMDL AMDL, Inc., headquartered in Tustin, California, is the inventor and developer of the DR-70® cancer test, a non-invasive blood test, which has demonstrated its ability to detect the presence in humans of up to 13 cancers simultaneously 84 percent of the time overall. Clinical trials have been conducted in China, Canada, Taiwan and Turkey. DR-70® has been shown to detect cancer of the lung, colon, breast, stomach, liver, rectum, ovary, cervix, esophagus, thyroid, and pancreas, as well as trophoblastic and malignant lymphoma. DR-70® is a non-invasive test that can detect cancer in these various organs using a single tube of blood, eliminating the need for costly, multiple tests. More information about AMDL and its additional products can be obtained at .

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Forward-Looking Statements
Statements in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the failure to complete successfully the development of new or enhanced products, the Company’s future capital needs, the lack of market demand for any new or enhanced products the Company may develop, any actions by the Company’s partners that may be adverse to the Company, the success of competitive products, other economic factors affecting the Company and its markets, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release. The Company disclaims any obligation to update any statements in this press release.